EXHIBIT 23.01

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 33-93580, 333-34460, 333-57176, 333-76750, 333-87934) and in the related Prospectus and the Registration Statements (Form S-8 Nos. 33-79222, 333-27671, 333-46949, 333-84317, 333-52298, 333-74092, 333-85856, 333-87016) of Martek Biosciences Corporation of our report dated December 10, 2002 except for Note 16, as to which the date is December 20, 2002, with respect to the consolidated financial statements of Martek Biosciences Corporation included in the Annual Report (Form 10-K) for the year ended October 31, 2002.

/s/ Ernst & Young LLP

McLean, Virginia
January 24, 2003